Exhibit 99.1

    RIGHTS OFFERING AND PUBLIC OFFERING ANNOUNCED BY HAMPTON ROADS BANKSHARES

    NORFOLK, Va., July 3 /PRNewswire-FirstCall/ -- Hampton Roads Bankshares, Inc. (OTC Bulletin Board: HMPR), the bank holding company for Bank of Hampton Roads, announced today that it has commenced a rights offering of 670,000 shares of common stock to shareholders of record as of June 2, 2006 and a public offering of 670,000 shares of common stock. Each shareholder as of June 2, 2006 will be entitled to purchase in the rights offering one share for every 12.4 shares owned on June 2, 2006. Any shares not subscribed for by shareholders in the rights offering will be offered to the general public as part of the public offering.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20060608/DCTH075LOGO )

    McKinnon & Company, Inc., an Investment Banking firm based in Norfolk, VA, will serve as the underwriter in the public offering on a best efforts basis. Hampton Roads Bankshares has reserved the right to sell up to an additional 201,000 shares in the public offering. The Bank intends to use the proceeds from the offerings to support future growth.

    At March 31, 2006, Hampton Roads Bankshares had total assets of $412 million, total deposits of $329 million and stockholders' equity of $49 million. Bank of Hampton Roads currently operates 17 full service banking offices, which are located in Norfolk, Chesapeake, Virginia Beach and Suffolk.

    This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

    This press release and the preliminary offering circular contain "forward-looking statements" that concern future events which are subject to risks and uncertainties. Any such statements are based on certain assumptions and analyses by the Bank and other factors it believes are appropriate in the circumstances. The Bank's actual results, events and developments may differ materially from those contemplated by any forward-looking statement. Consequently, all forward-looking statements made in this press release and in the preliminary offering circular are qualified by cautionary language contained in the preliminary offering circular.

SOURCE  Hampton Roads Bankshares, Inc.
    -0-                             07/03/2006
    /CONTACT: Jack W. Gibson, President and Chief Executive Officer of Hampton Roads Bankshares, Inc., +1-757-217-1000/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20060608/DCTH075LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.bankofhamptonroads.com/
    (HMPR)